Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

The purpose of this Separation Agreement and General Release (this “Agreement”) is to confirm the terms regarding your separation of employment from Apartment Income REIT LLC (f/k/a Apartment Income REIT Corp.) (“AIR” or the “Company”), Apartment Income REIT, L.P. (“OpCo”), and their respective subsidiaries.

Provided that you sign this Agreement, do not revoke it, and comply with all of its terms, the Company will provide the payments and benefits set forth in Sections 1, 3 and 5 hereof.

1.	Definitions; Other.

a.	“You” and “Your” shall refer to Joshua Minix.
b.	The “Separation Date” shall be October 7, 2024.
c.
The “Separation Payment” shall be $1,620,600, which consists of (i) Your deferred compensation in respect of transactions closed in previous years without regard to performance compared to underwriting, (ii) a pro-rata portion of Your transaction bonus granted in connection with the AIR acquisition as described in the letter agreement between You and the Company dated June 27, 2024, (iii) Your remaining make-whole cash grant without regard for the volume of transactions hurdle, (iv) transaction-based STI for 2024 (Flats 8300 and condo purchases), less a pro-rated portion of Your draw.  Such amounts will be paid in one lump sum payment, less applicable tax.

d.
You are over forty (40) years of age, and the provisions of Section 6(c) hereof apply to this Agreement.  The additional amount paid to You in consideration for Your execution of a waiver under the Age Discrimination in Employment Act (the “ADEA Amount”) shall be $8,654, such amount being equal to one (1) week of Your current draw, which for these purposes we are treating as your base pay.

2.
Separation of Employment. Your employment with AIR will terminate effective as of the Separation Date as a result of Your voluntary resignation. You hereby resign, effective as of the Separation Date, from all director and officer positions that You hold with respect to any of the AIR Parties (as defined below).  From and after the Separation Date, You shall have no authority and shall not represent Yourself as an employee or agent of any of the AIR Parties.

3.
Separation Payment and Benefits. In exchange for the mutual covenants set forth in this Agreement, as soon as practical after Company’s receipt of a signed original counterpart of this Agreement (the “Effective Date”) and after the tenth (10th) day following Your execution of this Agreement, so long as You do not revoke the release of claims contained in Section 6 hereof, AIR shall:

(a)
Provide You with separation pay equal to the Separation Payment plus the ADEA Amount in one lump sum payment on the Company’s next regularly scheduled payroll date that falls after such tenth (10th) day.  Subject to the timing restrictions above, payment may be made in accordance with the Company’s ordinary payroll practices at the conclusion of regularly scheduled pay periods.

(b)	Additionally, regardless of whether You sign this Agreement or revoke the release of claims:

(i)
If You are covered by the Company’s medical and/or dental insurance plans on the Separation Date, these benefits will continue through the end of the month of the Separation Date.  You will have the right to continue Your medical insurance thereafter pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  The COBRA qualifying event shall be deemed to have occurred on the Separation Date.  If this Agreement is not signed or does not become effective, following the end of the month of the Separation Date, You shall be required to pay the full COBRA premium rate.

You acknowledge and agree that the separation pay provided under this Section 3(a) of this Agreement is not otherwise due or owing to You under any employment agreement (oral or written) with any of the AIR Parties or Company policy or practice, and that the foregoing separation pay to be provided to You is not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto.  You further acknowledge that except for (i) the specific financial consideration set forth in this Agreement, and (ii) any accrued but unused vacation time as of the Separation Date, which will be paid to You promptly, You are not entitled to any additional consideration from the Company or any of the AIR Parties.

4.	Return of Company Property, Confidentiality, Offset of Debt. You expressly acknowledge and agree to the following:

(a)
that You have returned to AIR all AIR Party documents (and any copies thereof) and property (including without limitation all keys, badges, credit cards, phone cards, cellular phones, computers, software, etc.); and

(b)
that all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by You and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor; provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law).  Notwithstanding any provision herein to the contrary, You (and Your representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to You (or Your representative or other agent) relating to such tax treatment.  For purposes of this Agreement, “tax treatment” means the federal income tax treatment of the Separation Pay.  This authorization of disclosure is not intended to permit disclosure of any other information, including, but not limited to, (i) any portion of any materials to the extent not related to the tax treatment of the Separation Pay, (ii) the existence or status of any negotiations, and (iii) any other term or detail not related to the tax treatment of the Separation Pay; and

(c)
that any and all amounts for which You are indebted to the Company may be offset and deducted by the Company from any Separation Amount otherwise payable hereunder prior to paying the Separation Amount to You, including, without limitation, any amount pledged as recourse for a loan pursuant to the terms of the employee stock purchase plan and/or executive stock purchase program sponsored by the Company; provided, however, that this section shall apply only if other existing documentation of the amount(s) owed does not specifically prohibit such offset.

5.
Non-Competition and Non-Solicitation Agreement / Non-Solicitation and Non-Disclosure Agreement.  You expressly acknowledge and agree that the Non-Competition and Non-Solicitation Agreement / Non-Solicitation and Non-Disclosure Agreement executed by You and dated October 18, 2021 (the “Restrictive Covenant Agreement”) which is incorporated herein by reference, shall remain in full force and effect.  Notwithstanding the foregoing, Your employment or service relationship with Considine Partners, LLC (or any other company by any name involving You and Terry Considine for the same general business purpose) shall not be deemed a violation of Your obligations under the Restrictive Covenant Agreement.

6.
Release of Claims.  You hereby agree and acknowledge that by signing this Agreement You, on behalf of Yourself and Your heirs, successors, agents, assigns, executors, administrators, dependents and family members (collectively, including You, the “Employee Parties”) hereby generally, completely, absolutely and unconditionally release, waive, acquit, forever discharge, indemnify and hold harmless the AIR Parties (as defined below) from and against any and all Claims (as defined below) against any or all of the AIR Parties whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date this Agreement is executed by all parties.  Your waiver and release herein is intended to bar any form of Claim against any or all of the AIR Parties seeking any form of relief, including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against any or all of the AIR Parties, for any alleged action, inaction or circumstance existing or arising through the date this Agreement is executed by all parties.  The foregoing waiver and release constitutes a FULL AND FINAL RELEASE OF ALL CLAIMS, and shall apply to all known and unknown claims or damages existing as of the date this Agreement is executed by all parties.

(a)
Without limiting the foregoing general waiver and release, on behalf of the Employee Parties, You specifically waive and release any and all of the AIR Parties from any Claim arising from or related to Your employment relationship with the Company or the termination thereof, including, without limitation:

(i)
Claims under any local, state, federal or foreign discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status, including, without limitation, race, religion, citizenship, national origin, age, gender, genetic carrier status, marital status, disability, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Immigration Reform and Control Act, the Americans With Disabilities Act and any similar local, state, federal or foreign statute or law.

(ii)
Claims under any other local, state, federal or foreign employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment.  Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar local, state, federal or foreign statute or law.

(iii)
Claims under any local, state, federal or foreign common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

(iv)	Any other Claim arising under local, state, or federal law.

(b)
Notwithstanding the foregoing, this Section 6 does not release the Company from any obligation expressly set forth in this Agreement.  You acknowledge and agree that, but for providing this waiver and release, You would not be receiving the Separation Pay being provided to You under the terms of this Agreement.

(c)
You explicitly acknowledge that if You are over forty (40) years of age, You have specific rights under the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, and the releases set forth in this Section 6 are intended to release any right that You may have to file a claim against any or all of the AIR Parties alleging discrimination on the basis of age.  It is the Company’s desire and intent to make certain that You fully understand the provisions and effects of this Agreement.  To that end, You have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement.  Consistent with the provisions of the Older Worker Benefits Protection Act (“OWBPA”), the Company is providing You with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to Vice President of Human Resources in Denver, Colorado.  In addition, You may rescind Your assent to this Agreement within seven (7) days after You sign it.  To do so, You must deliver a notice of rescission to Vice President of Human Resources.  To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to Vice President of Human Resources, 4582 South Ulster Street Parkway, Suite 1700, Denver, Colorado 80237.  By executing this Agreement, You are acknowledging that You have been afforded sufficient time to understand the terms and effects of this Agreement, that Your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither any of the AIR Parties nor their agents or representatives have made any representations inconsistent with the provisions of this Agreement.

Nothing in this Agreement is intended to, or shall be deemed to prohibit You from communicating, cooperating or filing a charge or complaint with the Securities Exchange Commission (“SEC”) or any other governmental or law enforcement entity concerning possible violations of any legal or regulatory requirement, or making disclosures, including providing documents or other information to a governmental entity that are protected under the whistleblower provisions of any applicable law or regulation, without notice to or approval of the Company, so long as (i) such communications and disclosures are consistent with applicable law and (ii) the information disclosed was not obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted by an attorney pursuant to the applicable federal law, attorney conduct rules or otherwise). The Company will not limit Your right to receive an award for providing information pursuant to the whistleblower provisions of any applicable law or regulation to the SEC or any other government agency. Any provisions of any agreement between You and the Company that is inconsistent with the above language or that may limit the ability of any person to receive an award under the whistleblowing provisions of applicable law is hereby deemed invalid and will not be enforced by the Company.

7.	Agreement to Cooperate.

As further consideration for this Agreement, You agree to cooperate fully with the Company in connection with any litigation, investigation or prosecution for which the Company, in its sole subjective discretion, determines that Your cooperation is necessary.  This cooperation obligation includes, without limitation, meeting and cooperating with the Company’s attorneys and other personnel upon reasonable notice and for reasonable durations of time; reviewing documents; sitting for depositions and other testimony on the Company’s behalf; and any other reasonable request from the Company.

8.	Miscellaneous.

For the purposes hereof, the term “Claims” shall mean any and all claims, demands, debts, liens, agreements, promises causes of action, liability, damages, costs, and expenses of any kind and nature whatsoever, whether arising under state, federal or local law, administrative rule or regulation, common law, contract, tort, or in equity, known or unknown, whether accrued, contingent, inchoate or otherwise, suspected or unsuspected, raised affirmatively or by way of defense or offset, including, without limitation, any consequences flowing, resulting, or which might result therefrom.

For the purposes hereof, the term “AIR Parties” shall mean the Company, Apartment Income REIT, L.P., AIR-GP LLC, Blackstone, Inc., Apex Purchaser LLC, Aries Purchaser LLC, Astro Purchaser LLC, and any and all of their respective subsidiaries, affiliates, divisions, acquiring and/or ownership entities, parent, associated or allied companies, corporations, firms, partnerships, management companies, and/or organizations, purchasers of assets or stock, investors, joint ventures, and any related entities (including, without limitation, any management company and its subsidiaries and affiliates), and the shareholders (past and present), successors, predecessors, counsel, assigns, board members, insurers, officers, partners, directors, joint venturers, managers, members, fiduciaries, trustees, agents, representatives, counsel or employees thereof jointly and severally, in both their personal and corporate capacities.  The AIR Parties are hereby made third-party beneficiaries of this Agreement.

This Agreement contains the entire agreement and understanding by and between You and Company with respect to matters set forth herein.  No change, amendment or modification herein hereto shall be valid or binding unless the same is in writing and signed by the party intended to be bound.  No waiver of any provision or any particular breach or default of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision or any particular breach or default of this Agreement at any time shall be deemed a waiver of any other provision or prior or subsequent breach or default of this Agreement at such time or be deemed a valid waiver of such provision at any other time.  No failure or delay in exercising any right under this Agreement shall operate as a waiver thereof or of any other right, and the failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of any original violation.  No single or partial exercise by any party of any right, power or remedy will preclude any other or future exercise thereof or of any other remedy.  A determination that any provision of this Agreement is prohibited by law or unenforceable shall not affect the validity or enforceability of any other provision of this Agreement.

Any controversy, dispute, or Claim of any nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any Claim based on contract, tort or statute, shall be resolved at the written request of any party to this Agreement by binding arbitration.  The arbitration shall be administered in accordance with the then current National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  Any matter to be settled by arbitration shall be submitted to the American Arbitration Association in Denver, Colorado.  The parties shall attempt to designate one arbitrator from the American Arbitration Association.  If they are unable to do so, then the American Arbitration Association shall designate an arbitrator.  The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction.  Notwithstanding anything herein to the contrary, this arbitration provision shall not prevent either You or the Company from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief from a court of competent jurisdiction by instituting a legal action or other court proceeding in order to protect or enforce the rights of either under this Agreement or to prevent irreparable harm and injury, including, without limitation, enforcement of the provisions of Section 4 of this Agreement.  The court’s jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought, and otherwise all Claims between You and the Company shall be determined through final and binding arbitration as described above.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the state of Colorado without reference to its conflict of laws rules.  This Agreement may be executed by facsimile and in any number of counterparts; all such counterparts shall be deemed to constitute one and the same instrument, and each counterpart (whether an original, a facsimile or other copy) shall be deemed an original hereof.  This Agreement shall not be valid unless accepted in writing, by You, as evidenced by Your signature below, and returned on or before October 28, 2024, but no sooner than the Separation Date.

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to Company.  This Agreement may be executed in counterpart.

CONFIRMED, CONSENTED AND AGREED TO BY YOU:

/s/ Joshua Minix
Name:	Joshua Minix
Date:	October 8, 2024

AGREED TO BY THE COMPANY:

APARTMENT INCOME REIT LLC

By:

By: /s/ Lisa R. Cohn
Name: Lisa R. Cohn
Title: President & GC

AGREED TO BY OPCO:

APARTMENT INCOME REIT, L.P.

By:	AIR-GP LLC, its General Partner

By: /s/ Lisa R. Cohn
Name: Lisa R. Cohn
Title: President & GC